150303

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Amendment to Certificate of Designation After Issuance of Class or Series

(PURSUANT TO NRS 78.1955)

Filed in the office of	Document Number
Barbara K. Cegavske Secretary of State State of Nevada	20170368897-81
	Filing Date and Time 08/29/2017 2:00 PM
	Entity Number E0731622006-8

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of corporation:

Blink Charging Co.

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:

Series C Convertible Preferred Stock

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

Section 6(d) is hereby deleted in its entirety and replaced with the following:
[See Exhibit A attached hereto for continuation]

5. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

6. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Exhibit A

AMENDMENT TO THE CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS OF SERIES C CONVERTIBLE PREFERRED STOCK OF BLINK CHARGING CO.

Section 6. Conversion.

d) Modification of Terms. If, and whenever, prior to the Effective Date, the Company, pursuant to a conversion agreement (whether entered into prior to, on, or after August 25, 2017) for any securities of the Company including, but not limited to, a warrant, option, a convertible note, or convertible preferred stock is notified of and implements a conversion that is or will be more favorable to the Holder of such securities than the terms of conversion for Holders of the Series C Preferred Stock in Sections 6(a) and 6(b), then (i) the Company shall provide notice thereof to the Holders of the Preferred Stock following the occurrence thereof and (ii) the terms of conversion in Sections 6(a) and 6(b) shall be, without any further action by the Holders of Preferred Stock or the Company, automatically amended and modified in an economically and legally equivalent manner such that the Holders of Preferred Stock shall receive the benefit of the more favorable terms set forth in any such conversion agreement.